EXHIBIT 99.1

March 29, 2018

Tofutti Press Release

Company Contact: Steve Kass

Chief Financial Officer

(908) 272-2400

(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES 2017 RESULTS

Company Reports Net Income of $704,000 Compared to

Net Income of $421,000 in Prior Year

Cranford, New Jersey — March 29, 2018 — TOFUTTI BRANDS INC. (OTCQB Symbol: TOFB) issued its results for the fiscal year ended December 30, 2017 today.

The Company reported net income of $704,000 ($0.14 per share) on net sales of $14,107,000 for the fiscal year ended December 30, 2017 compared to net income of $421,000 ($0.08 per share) on net sales of $14,473,000 for the fiscal year ended December 31, 2016.

Sales of vegan cheese products increased to $11,237,000 in fiscal 2017 from $10,863,000 in fiscal 2016, due to the introduction of the Company’s Whipped Better Than Cream Cheese and improved distribution of its Better Than Ricotta product. Sales of the Company’s frozen dessert and frozen food product lines decreased to $2,870,000 in fiscal 2017 from $3,610,000 in fiscal 2016. In 2017, the Company’s frozen dessert business continued to be negatively impacted by the overall sluggish sales in the ice cream category and also by a co-packer’s decision to cease manufacturing the Company’s stick novelties and Yours Truly Cones in June 2017. The unavailability of these items negatively impacted sales of the Company’s frozen desserts.

The Company’s gross profit in the year ended December 30, 2017 increased by $149,000 to $4,740,000, and its gross profit percentage increased to 34% from 32% for the year ended December 31, 2016. The gross profit and gross profit percentage were positively impacted by the increase in domestic sales of vegan cheese products, which offset the decline in foreign sales.

As of December 30, 2017, the Company had approximately $1,414,000 in cash and cash equivalents and working capital of $3,721,000 compared with $132,000 in cash and cash equivalents and working capital of $2,949,000 at December 31, 2016.

“I am pleased to report that in fiscal 2017 we improved our earnings, cash and working capital positions. We continue to see new opportunities for our vegan cheese product line, which is a category leader. We intend to capitalize on our strong vegan cheese sales with the introduction of a new line of vegan dips and shredded cheddar and mozzarella soy cheeses in the third quarter of 2018. The introduction of these new products and the realization of price increases that were instituted in the last year are expected to maintain our margins in 2018. We also hope to be able to offer a full line of frozen dessert products prior to the summer season,” concluded David Mintz, the Chairman and Chief Executive Officer of Tofutti Brands.

About Tofutti Brands Inc. Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of dairy-free products. The Company sells more than 40 milk-free foods including frozen desserts, vegan cheese products and prepared frozen dishes. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods. Available throughout the United States and in more than 30 countries, Tofutti Brands answers the call of millions of people who are allergic to or intolerant of dairy or are diabetic, kosher or vegan. Tofutti’s product line includes dairy-free ice cream pints, Tofutti Cutie® sandwiches, Better Than Cream Cheese®, Sour Supreme®, and Mintz’s Blintzes®. For more information, visit www.tofutti.com.

Forward-Looking Statements Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS INC.

Statements of Operations

(in thousands, except per share figures)

	Fiscal year ended December 30, 2017*	Fiscal year ended December 31, 2016*

Net sales	$14,107	$14,473
Cost of sales	9,367	9,882
Gross profit	4,740	4,591
Operating expenses	3,990	4,116
Income from operations	750	475
Interest expense- related party	25	25
Interest expense-other	1	1
Income before provision for income tax	724	449
Income tax expense	20	28
Net income	$704	$421
Weighted average common shares outstanding:
Basic and diluted	5,154	5,154
Net income per common share: Basic and diluted	$0.14	$0.08

*       Derived from audited financial information.

TOFUTTI BRANDS INC.

Balance Sheets

(in thousands, except per share figures)

	December 30, 2017*	December 31, 2016*
Assets
Current assets:
Cash and cash equivalents	$1,414	$132
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $386 and $370, respectively	1,770	2,626
Inventories	1,483	1,565
Prepaid expenses and other current assets	72	66
Deferred costs	86	100
Total current assets	4,825	4,489

Fixed assets (net of accumulated depreciation of $19 and $14, respectively)	10	15

Other assets	16	16
	$4,851	$4,520

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable-current	$6	$6
Accounts payable	468	1,148
Accrued expenses	536	278
Deferred revenue	94	108
Total current liabilities	1,104	1,540

Convertible note payable-long term-related party	500	500
Note payable-long term	4	10
Total liabilities	1,608	2,050

Stockholders’ equity:
Preferred stock - par value $.01 per share; authorized 100,000 shares, none issued	—	—
Common stock - par value $.01 per share; authorized 15,000,000 shares, issued and outstanding 5,153,706 shares at December 30, 2017 and December 31, 2016	52	52
Additional paid-in capital	207	138
Retained earnings	2,984	2,280
Total stockholders’ equity	3,243	2,470
Total liabilities and stockholders’ equity	$4,851	$4,520

*       Derived from audited financial information.